Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-138003, 333-126167, 333-129979, 333-147757 and 333-148053) on Form S-3 and in Registration Statements (Nos. 333-132595 and 333-143304) on Form S-8 of Cano Petroleum, Inc. of our report dated September 22, 2010 relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K of Cano Petroleum, Inc. for the year ended June 30, 2010.

/s/ HEIN & ASSOCIATES LLP
Dallas, Texas
September 22, 2010